[SULLIVAN Letterhead]

                                                     September 8, 1995

Mr. M. J. Anderson
Sullivan Graphics, Inc.
100 Winners Circle
Brentwood, TN 37027

Dear Jack:

This letter, when signed by both of us, will constitute our agreement to employ you as Senior Vice President, Operations for Sullivan Graphics, Inc. ("SGI").

The initial term of your employment pursuant to this agreement shall commence immediately and shall continue for two years thereafter, unless earlier terminated as provided below. The term of your employment hereunder shall be extended automatically for additional one year periods unless written notice of either party's intention not to extend has been given to the other party at least one year prior to the expiration of the then current term.

Your salary shall be $200,000 per annum, to be paid bi-weekly. You shall also be entitled to participate in SGI's incentive plan. SGI shall pay you directly or reimburse you for reasonable expenses incurred by you in connection with the performance of your duties, including without limitation, travel and entertainment expenses reasonably related to SGI's business or interest, upon submission of written documentation of such expenses.

In all other aspects (e.g. vacation, hours, sick leave and fringe benefits), the terms of your employment will be in accordance with SGI's general policy in effect from time to time as applied to executives.

Your employment will be on a full time basis and you will not engage in any other business activities without SGI's prior written consent.

During your employment, and at all times thereafter, you will maintain the confidentiality of all non-public information regarding SGI or its operations that you receive during the course of your employment. Without limiting the generality of the foregoing, such information includes trade secrets and know-how, marketing, manufacturing and other plans, pricing and price policies, sales forecasts, research and development, the terms upon which SGI deals with customers and suppliers and proposed acquisitions. Such information shall not be disclosed by you to any person other than an authorized representative of SGI without its prior written consent. Upon termination of your employment, and without regard to the circumstances of such termination, you shall (i) immediately turn over to SGI all written materials, lists and records or copies thereof that came into your possession in the course of your employment by SGI, whether or not they contain confidential information and (ii) for a period of two (2) years after such termination, not solicit or hire employees or customers of SGI.

For so long as you are employed by SGI and continuing for one year thereafter, you shall not, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor (other than a stockholder or investor owning not more than a 5% interest), officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than SGI, render any service to, or in any way be affiliated with, a competitor (or any person or entity that is reasonably anticipated to become a competitor) of SGI or any of its affiliates.

Without intending to limit the remedies available to SGI, you acknowledge that a breach of the covenant set forth in the preceding paragraph and the covenant set forth in clause (ii) of the last paragraph on page 1 (relating to solicitation of employees) may result in material and irreparable injury to SGI or its affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, SGI shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining you from engaging in activities prohibited by this agreement or such other relief as may be required specifically to enforce any of the foregoing covenants. If for any reason, it is held that the foregoing restrictions are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in the foregoing sections as will render such restrictions valid and enforceable.

Your employment will terminate automatically upon your death. If you are disabled from performing the duties of your employment for six consecutive months, SGI may terminate your employment pursuant to this agreement at the end of such period subject to whatever additional benefits you may be entitled to receive under any disability plan maintained by SGI at the time.

Either you or SGI may terminate your employment with or without "Cause" (as hereinafter defined) at any time. If during the term of this Agreement your employment is terminated by SGI for any reason other than Cause, you shall receive your base salary then in effect from the date of termination until the later of the expiration date of this Agreement or two years after the date of termination. If this Agreement is not extended and you are thereafter terminated by SGI for any reason other than Cause, you shall receive your base salary then in effect from the date of termination until two years after the date of termination. Such base salary payments will be reduced to the extent you receive compensation from another employer with respect to such period.

For purposes of this agreement:

"Cause" shall mean the termination of your employment hereunder in the event of your (i) conviction of any crime or offense involving money or other property of SGI or any felony, (ii) willful and unreasonable refusal to substantially perform your duties hereunder, (iii) competition with SGI, or (iv) gross negligence in the conduct of your duties; provided, however, no termination shall be deemed for "Cause" under clauses (ii) or (iv) unless you shall have first received written notice from SGI advising you of the acts or omissions that constitute the refusal or gross negligence and you fail to correct the acts or omissions complained of within 20 business days following receipt of such notice.

All references to "SGI" include its divisions, subsidiaries and affiliates.

All questions concerning the construction, validity, enforcement and interpretation of this agreement and the exhibits hereto will be governed by the internal law, and not the law of conflicts, of the State of New York, and you hereby consent to jurisdiction and venue in the State and Federal courts in New York, New York in connection with such questions.

This agreement constitutes our entire agreement, supersedes all prior agreements between us, and its provisions may not be changed or waived, except by a writing signed by the party to be charged with such change.

                                           Sincerely,

                                           Sullivan Graphics, Inc.

                                           By: /s/ Stephen M. Dyott
                                              --------------------------------
                                                 Stephen M. Dyott
                                            President & Chief Operating Officer


ACCEPTED AND AGREED TO:

/s/ M.J. Anderson
------------------------
    M.J. Anderson